Item 77E - DWS Variable Series II
On December 7, 2010, DWS Variable Series II (the
"Trust") was named as a defendant in the First
Amended Complaint filed by the Official
Committee of Unsecured Creditors in the U.S.
Bankruptcy Court for the District of Delaware in the lawsuit styled Official Committee of Unsecured
Creditors of Tribune Company, et al., v. Fitzsimons et al. (the "Lawsuit"). The Lawsuit arises out of a leveraged buyout transaction ("LBO") in 2007 by which loans were made to the Tribune Company to fund the LBO and shares of the Tribune Company held by shareholders were tendered for or were converted to a right to receive cash. Following the completion of the LBO in 2007, the Tribune
Company filed for bankruptcy. The Lawsuit seeks to recover all payments made to the shareholders in the LBO. The Lawsuit has been consolidated in a multi-district litigation in the United States District
Court for the Southern District of New York, case no. 12-MC-2296. The Court has issued a scheduling order which stays all substantive proceedings in the Lawsuit until after the decision on motions to dismiss based on certain defenses common to the defendants filed in related cases, which motions are scheduled for hearing on April
26, 2013. Management is currently assessing the Lawsuit and has not yet determined the effect, if any, on any series of the Trust.
Item 77E - DWS Global Income Builder VIP (a series of DWS Variable Series II)
On December 7, 2010, DWS Global Income
Builder VIP (the "Fund") was named as a defendant in the First Amended Complaint and Objection to Claims filed by the Official Committee of Unsecured Creditors in the U.S. Bankruptcy Court for the District of Delaware in the lawsuit Tribune
Company, et al., Debtors, Official Committee of
Unsecured Creditors v. JPMorgan Chase Bank,
N.A. et al. (the "Lawsuit"). The Lawsuit arises out of a leveraged buyout transaction ("LBO") in 2007 by which loans were made to the Tribune Company to fund the LBO ("LBO Debt") and shares of the Tribune Company held by shareholders were tendered for or were converted to a right to receive cash. Following the completion of the LBO in 2007, the Tribune Company filed for bankruptcy.
The Lawsuit seeks to avoid the obligations on the LBO Debt and to recover payments of principal and interest made by the Tribune Company on the LBO
Debt. All proceedings on the Lawsuit were stayed pending a decision by the Bankruptcy Court on which of two proposed plans of reorganization would be confirmed. One of the plans proposed to settle the litigation, while the other plan proposed to proceed with the litigation. The Bankruptcy Court has confirmed the plan of reorganization that provides for settlement of the litigation (the "Plan of Reorganization"). The Plan of Reorganization became effective as of December 31, 2012 and provides that all claims against the Fund are resolved and released.
Item 77E - DWS High Income VIP (a series of
DWS Variable Series II)
On December 7, 2010, DWS High Income VIP (the
"Fund") was named as a defendant in the First
Amended Complaint and Objection to Claims filed by the Official Committee of Unsecured Creditors in the U.S. Bankruptcy Court for the District of Delaware in the lawsuit Tribune Company, et al., Debtors, Official Committee of Unsecured
Creditors v. JPMorgan Chase Bank, N.A. et al. (the
"Lawsuit"). The Lawsuit arises out of a leveraged buyout transaction ("LBO") in 2007 by which loans were made to the Tribune Company to fund the LBO ("LBO Debt") and shares of the Tribune
Company held by shareholders were tendered for or were converted to a right to receive cash.
Following the completion of the LBO in 2007, the Tribune Company filed for bankruptcy. The
Lawsuit seeks to avoid the obligations on the LBO
Debt and to recover payments of principal and interest made by the Tribune Company on the LBO
Debt. All proceedings on the Lawsuit were stayed pending a decision by the Bankruptcy Court on which of two proposed plans of reorganization would be confirmed. One of the plans proposed to settle the litigation, while the other plan proposed to proceed with the litigation. The Bankruptcy Court has confirmed the plan of reorganization that provides for settlement of the litigation (the "Plan of Reorganization"). The Plan of Reorganization became effective as of December 31, 2012 and provides that all claims against the Fund are resolved and released.
Item 77E - DWS Unconstrained Income VIP (a series of DWS Variable Series II)
On December 7, 2010, DWS Unconstrained Income
VIP (the "Fund") was named as a defendant in the First Amended Complaint and Objection to Claims filed by the Official Committee of Unsecured
Creditors in the U.S. Bankruptcy Court for the District of Delaware in the lawsuit Tribune
Company, et al., Debtors, Official Committee of
Unsecured Creditors v. JPMorgan Chase Bank,
N.A. et al. (the "Lawsuit"). The Lawsuit arises out of a leveraged buyout transaction ("LBO") in 2007 by which loans were made to the Tribune Company to fund the LBO ("LBO Debt") and shares of the Tribune Company held by shareholders were tendered for or were converted to a right to receive cash. Following the completion of the LBO in 2007, the Tribune Company filed for bankruptcy.
The Lawsuit seeks to avoid the obligations on the LBO Debt and to recover payments of principal and interest made by the Tribune Company on the LBO
Debt. All proceedings on the Lawsuit were stayed pending a decision by the Bankruptcy Court on which of two proposed plans of reorganization would be confirmed. One of the plans proposed to settle the litigation, while the other plan proposed to proceed with the litigation. The Bankruptcy Court has confirmed the plan of reorganization that provides for settlement of the litigation (the "Plan of Reorganization"). The Plan of Reorganization became effective as of December 31, 2012 and provides that all claims against the Fund are resolved and released.



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